Exhibit 99.01

SRAX to Move BIGtoken Into its Own Public Company

LOS ANGELES--SRAX, Inc. (NASDAQ: SRAX), a financial technology company that unlocks data and insights for publicly traded companies, announced that its BIGtoken platform, which empowers consumers to earn money and control their own data, will become a separate publicly traded company.

SRAX has entered into a definitive share exchange agreement with Force Protection Video Equipment Corp (Ticker: FPVD), whereby SRAX will transfer all of the outstanding equity of BIGtoken in exchange for 88.9% of the issued and outstanding shares of FPVD, subject to certain closing conditions. The separation of BIGtoken as a company will enable SRAX to benefit from the potential upside of the BIGtoken platform while reducing SRAX’s costs and focusing management’s resources on the success and future profitability of Sequire. SRAX’s CEO Christopher Miglino will remain at SRAX to lead SRAX and the Sequire team, while also serving as chairman of the new entity.

“BIGtoken has experienced wide adoption from some of the largest marketers in the world and is ready to be on its own. This move will allow SRAX to stay laser focused on the rapid growth of the Sequire platform,” said Christopher Miglino, founder and CEO of SRAX. “Our focus is to get SRAX to profitability and this move, combined with our significant growth in Sequire, gets us much closer.”

About SRAX

SRAX (NASDAQ: SRAX) is a financial technology company that unlocks data and insights for publicly traded companies. Through its premier investor intelligence and communications platform, Sequire, companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX, visit srax.com.

Cautionary Statement Regarding Forward Looking Information:

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in our business, and our need for future capital. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in SRAX’s periodic reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q as well as and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact

Natalie Santos

SRAX

investor@srax.com